Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-85542) pertaining to The Williams Investment Plus Plan of our report dated June 8, 2023, with respect to the financial statements and schedule of The Williams Investment Plus Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2022.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
June 8, 2023